Exhibit 16.1

June 25, 2008

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously the independent registered public accounting firm for GAINSCO, Inc. (the “Company”) and, under the date of March 28, 2008, we reported on the consolidated financial statements of the Company as of December 31, 2007 and 2006 and for each of the years in the three-year period prior to December 31, 2007.

On June 19, 2008, our appointment as independent registered public accounting firm was terminated. We have read the Company’s statements included under Item 4.01 of its form 8-K dated June 19, 2008, and we agree with such statements, except we are not in a position to agree or disagree with the Company’s statement that the dismissal of KPMG LLP and the appointment of BDO Seidman L. L. P. was authorized and approved by the Audit Committee of the Board of Directors of the Company and we are not in a position to agree or disagree with the statements made in the final paragraph.

Very truly yours,

/s/ KPMG LLP
Dallas, Texas